EXHIBIT 99.1

CONTACT:	Janine Dusossoit
Vice President, Corporate Communications
Safeguard Scientifics, Inc.
610-975-4952
FOR IMMEDIATE RELEASE
SAFEGUARD SCIENTIFICS COMPLETES ACQUISITION OF ACSIS, INC.,
AN ENTERPRISE DATA COLLECTION SOFTWARE FIRM
WAYNE, PA, December 6, 2005 — Safeguard Scientifics, Inc. (NYSE: SFE) announced today that it had completed the acquisition of Acsis, Inc., of Marlton, NJ, for approximately $26 million in cash. Acsis provides enterprise data collection solutions to global manufacturers. Its software enables manufacturers to automate plant floor/warehouse operations and take advantage of emerging technologies, including radio frequency identification (RFID). Manufacturers leverage Acsis solutions to improve visibility of goods throughout their supply chains, ultimately resulting in increased revenues and reduced costs.
Spending on enterprise data collection software and services has been growing significantly and Acsis believes it currently exceeds $700 million annually. Recent mandates from major national retailers as well as government agencies have prompted manufacturers to upgrade their existing data collection infrastructure with RFID technology.
“Acsis is a strong competitor with deep domain expertise and a high quality customer base of Tier One global manufacturers,” said Peter J. Boni, President and Chief Executive Officer of Safeguard. “Today, Acsis solutions address major trends that are driving significant growth opportunities in its business. These trends include business process automation, compliance with regulations such as the FDA-mandated tracking of food and drug products, and cost containment. We look forward to helping Acsis expand its market presence and build a solid foundation for continued growth.”
Acsis generated revenues of more than $20 million in 2004, and in the first nine months of 2005 had revenues of approximately $17 million. Founded in 1996, Acsis was one of the first software vendors to facilitate the control and integration of plant floor and warehouse devices with SAP’s ERP software. The company employs approximately 90 people.
Steven Selfridge, President and Chief Executive Officer of Acsis, said, “We are dedicated to meeting the growing demand for device integration and enterprise data collection. With Safeguard as our partner, Acsis will be able to accelerate the growth of our business.”
As a result of the transaction, Safeguard owns approximately 94% of Acsis’ outstanding stock, with the rest owned by management of Acsis. Safeguard said that Acsis’ operating results would not affect Safeguard’s 2005 financial results in a material way.
About Safeguard
Safeguard Scientifics, Inc. (NYSE: SFE) advances the value of revenue-stage information technology and life sciences companies. Safeguard provides growth capital as well as a range of strategic, operating and management resources to help its partner companies build value in their businesses. Safeguard participates in expansion financings, management buyouts, recapitalizations, industry consolidations and early-stage financings. For more information about Safeguard, visit www.safeguard.com
The statements contained in this news release that are not historical facts are forward looking statements which involve certain risks and uncertainties including, but not limited to, risks associated with the growth of the enterprise data collection software market and the RFID solutions market, the expansion of Acsis’ market presence and its future growth, the uncertainty of managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, our ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of additional companies, the inability to manage growth, government regulation and legal liabilities, additional financing requirements, labor disputes, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties as described in the company’s filings with the Securities and Exchange Commission.
The company does not assume any obligation to update any forward looking statements or other information contained in this announcement.

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